Exhibit 10.2(b)
Execution Copy

AMENDMENT TO STANDBY STOCK PURCHASE AGREEMENT
This AMENDMENT TO STANDBY STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 21, 2018, is entered into by and among Positive Physicians Holdings, Inc. a Pennsylvania corporation (the “Company”), Positive Physicians Insurance Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PPIX”), Physician’s Insurance Program Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PIPE”), and Professional Casualty Association, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PCA”, and collectively with PPIX and PIPE, or each individually as the context requires, the “Exchanges”), and Insurance Capital Group, LLC (the “Standby Purchaser”).
W I T N E S S E T H:
WHEREAS, the Company, the Exchanges and the Standby Purchaser entered into a Standby Stock Purchase Agreement dated as of June 8, 2018 (the “Standby Agreement”); and
WHEREAS, the Company, the Exchanges and the Standby Purchaser have agreed to amend certain provisions of the Standby Agreement.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
Section 1. Certain Other Definitions.
(a) Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Standby Agreement. The following terms used in the Standby Agreement are hereby amended and restated to read as follows:
“Senior Management Shareholders” shall mean Lewis S. Sharps, M.D., Leslie Latta, and Kurt Gingrich.
(b) Section 1 of the Standby Agreement is amended to add the following defined term:
“Eligible Stockholder of Diversus” shall mean any current holder of any class or series of common or preferred stock of Diversus, Inc., excluding (i) Enstar and its Affiliates and (ii) any stockholder who was granted all of their shares of common stock for no or nominal consideration.”
Section 2.     Standby Purchase Commitment. Section 2(b) of the Standby Agreement is amended to add the following sentence at the end of Section 2(b):
“Shares acquired by the Standby Purchaser upon the conversion of the Exchangeable Note shall count towards the number of Shares that the Standby Purchaser is required or may purchase under this Section 2.”

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Section 3.      Covenants.
(a)     Section 6(a)(i) of the Standby Agreement is amended and restated to read as follows:
“(i) To use commercially reasonable efforts to file the Registration Statement with the Commission on or before October 1, 2018;”
(b)     Section 6(a)(xv) of the Standby Agreement is amended and restated to read as follows:
“(xv) to not accept orders to purchase Shares in the Community Offering from (A) officers and directors of the attorneys-in-fact of the Exchanges who are not Eligible Stockholders of Diversus, (B) Enstar Holdings (US) LLC or any of its Affiliates (collectively, “Enstar”); provided that Enstar may subscribe for and purchase 30% of the aggregate number of Shares as the Standby Purchaser informs the Company are to be purchased by the Standby Purchaser and Enstar collectively, such aggregate number not be less than the number of Shares which the Standby Purchaser is committed to purchase hereunder, and (C) stockholders of Diversus who are not Eligible Stockholders of Diversus.”
(c)     Section 6(b)(iii) of the Standby Agreement is amended and restated to read as follows:
“(iii) to use commercially reasonable efforts file a Form A in respect of the Standby Purchaser’s acquisition of the Purchased Shares with the Department on or before September 28, 2018;”;
(d)     Section 6(g) of the Standby Agreement is deleted.
(e)     A new Section 6(h) is added to the Standby Agreement that reads as follows:
“(h) The Company and the Exchanges shall not accept any order or subscription to purchase Shares in the Offerings from Eligible Stockholders of Diversus in excess of the limits set forth in Exhibit A attached hereto.”
Section 4.     Conditions to Closing.
(a)     Section 8(a)(vii) of the Standby Agreement is amended and restated to read as follows:
“(vii) if requested by the Standby Purchaser, the Exchanges shall have procured adverse development coverage from a reinsurer acceptable to the Standby Purchaser in the amount of $15,000,000 and at a cost not in excess of $6,000,000, and attaching at current reserve levels, or such lesser amount of coverage as requested by the Standby Purchaser; and”

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Section 5.     Termination.
(a)     Section 13(a)(v) and Section 13(c) are deleted.
(b)     Section 13(e) is amended and restated to read as follows:
“(e) In the event of the termination of this Agreement pursuant to Section 13(a)(ii), or the Closing does not occur solely by reason of the failure of any of the Company or Diversus to enter into the Diversus Management Agreement, the Loan Agreement (provided that the Intercreditor Agreement is executed), or the Option Agreement, the Company and the Exchanges (subject to the formal approval of the Department), jointly and severally, shall be obligated to pay to the Standby Purchaser a termination fee (the “Termination Fee”) equal to (i) the amount of the Standby Purchaser’s costs incurred conducting diligence on the Company and the Exchanges and in connection with the negotiation of this Agreement and the other documentation entered into in connection herewith, which shall not exceed $500,000, plus (ii) an amount equal to three (3.0%) of the aggregate statutory surplus of the Exchanges; provided that the Exchanges’ liability with respect to any such amounts shall be limited to an amount permitted by the Department if so required by the Department and shall be subject to the formal approval of the Department. For purposes of measuring the amount due in the preceding clause (ii), the statutory surplus of the Exchanges shall be the amount reported on their respective December 31, 2017 audited financial statements. The parties acknowledge and agree that the payment of such fee is in consideration of, among other things, the Standby Purchaser’s efforts with respect to the transactions contemplated hereby and its commitment of resources to pursue this transaction, and to reimburse the Standby Purchaser for all expenses incurred and opportunities foregone as a result of its pursuit of the transaction, the value of which is difficult to ascertain as of the date of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement or in the Supplemental Agreement or in any agreement contemplated hereby or thereby, in the event this Agreement or the Supplemental Agreement is terminated solely due to the failure of Diversus to receive the Shareholder Approval (as defined in the Supplemental Agreement), the Company and the Exchanges (subject to the formal approval of the Department), jointly and severally, shall be obligated to pay to the Standby Purchaser a termination fee (the “No Vote Termination Fee”) equal to the amount of the Standby Purchaser’s costs incurred conducting diligence on the Company and the Exchanges and in connection with the negotiation of this Agreement and the other documentation entered into in connection herewith, which shall not exceed $500,000; provided that the Company and the Exchanges (subject to the formal approval of the Department), jointly and severally, shall be obligated to pay to the Standby Purchaser the full Termination Fee (less the amount of any No Vote Termination Fee actually paid) in the event that the Company and/or the Exchanges enter into documentation with respect to a transaction substantially similar to the transactions contemplated hereby within twelve (12) months of the termination hereof (the provisions of the foregoing sentence of this Section 13(e) shall apply to such obligation mutatis mutandis).”
Section 6.     Assignment. Section 16 of the Standby Agreement is amended to add the following sentence at the end of such Section 16.

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“Notwithstanding the foregoing, the Standby Purchaser may assign to Enstar Holdings (US) LLC or one of its Affiliates the right to purchase 30% of the aggregate number of Shares as the Standby Purchaser informs the Company are to be purchased by the Standby Purchaser and Enstar collectively, which may include any shares issued upon conversion of the Exchangeable Note.”
Section 7.     Assumption of Debt Agreement. The Standby Agreement is amended as follows relating to the Assumption of Debt Agreement:
(a)      The defined term “Assumption of Debt Agreement” is deleted from Section 1 of the Standby Agreement.
(b)     Section 8(c)(viii) of the Standby Agreement is deleted.
(c)     A new Section 8(b)(v) is added to the Standby Agreement that shall read as follows:
“(v) The Company shall have made a payment of $10,000,000 in immediately available funds to Diversus on the Closing Date in consideration of Diversus agreeing to enter into the Diversus Management Agreement.”
Section 8.     Survival of Standby Agreement. Except as amended by this Agreement, the Standby Agreement, together with the Supplemental Agreement, embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. Except as expressly set forth in the Supplemental Agreement, there are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the transactions contemplated by this Agreement, and this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
Section 9.     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby). The state courts of the County of Philadelphia, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby. Each party hereto hereby irrevocably (a) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement, and (b) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court.
Section 10.     Miscellaneous.
(a)     The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

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(b)     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e‑mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

POSITIVE PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

PHYSICIAN’S INSURANCE PROGRAM EXCHANGE

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

PROFESSIONAL CASUALTY ASSOCIATION

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

INSURANCE CAPITAL GROUP, LLC
By:	ICG Management, LLC, its managing member

By:	/s/ Craig A. Huff
Name: Craig A. Huff
Title: Co-Managing Member

By:	/s/ Matthew T. Popoli
Name: Matthew T. Popoli
Title: Co-Managing Member

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EXHIBIT A
Eligible Stockholders of Diversus and their respective Associates will have the ability to purchase in the Community Offering an aggregate of up to five percent (5%) of the total shares purchased in the Offering after considering all purchases in the Subscription Offering.
Each Eligible Stockholder of Diversus, together with its Associates, is limited to a maximum of 25,000 shares of Common Stock.
Each Eligible Stockholder of Diversus holding common stock of Diversus, together with its Associates, may purchase up to an amount of Common Stock equal to thirty-three percent (33%) of the amount of actual consideration that such Person invested in Diversus common stock.
Each Eligible Stockholder of Diversus holding preferred stock of Diversus, and its Associates, may purchase up to an amount of Common Stock equal to ten percent (10%) of the amount of actual consideration that such Person invested in Diversus preferred stock; provided that any such holder of preferred stock of Diversus who voluntarily converts all of such preferred stock into common stock prior to the closing of the Offering shall be subject to the thirty-three percent (33%) limitation applicable to holders of common stock of Diversus.
For avoidance of doubt, several Eligible Stockholders of Diversus acquired shares of stock of Diversus in exchange for the sale of assets in acquisition transactions. In such cases, all shares of common stock and preferred stock of Diversus were issued at a price of Ten Dollars ($10.00) per share, and, accordingly, the “actual consideration” invested under such circumstances was the number of Diversus shares issued multiplied by Ten Dollars ($10.00) per share.
In the event of an oversubscription among Eligible Stockholders of Diversus, the number of shares issued to any one such Person shall be equal to the product of (i) the number of shares available for issuance to all such Persons, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing Person subscribed and the denominator of which is the total number of shares subscribed by all such Persons; provided, however, that no fractional shares of Common Stock shall be issued.